Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Paul Fletcher Chief Financial Officer 540-542-6300

Harriet Fried Lippert/Heilshorn & Associates 212-838-3777

Trex Company Closes on $25 Million Financing

for New Manufacturing Plant

WINCHESTER, Va. – December 16, 2004 – Trex Company, Inc. (NYSE: TWP), manufacturer of Trex® decking and railing, today announced that it has closed on a $25 million financing, the proceeds of which will be used to fund a portion of the construction and equipment costs associated with the Company’s new manufacturing plant, located in Olive Branch, Mississippi. The plant, Trex’s third manufacturing facility, will initially supplement existing operations by serving markets in the Midwest and South. Production at the plant is anticipated to begin in mid-2005.

Chairman and Chief Executive Officer Robert Matheny commented, “We are very pleased with the progress of our Olive Branch plant. The site, which has excellent access to raw materials and offers many distribution advantages, will provide the additional capacity we need to fulfill consumers’ growing demand for Trex’s decking and railing products.”

Variable Rate Demand Environmental Improvement Revenue Bonds due December 2029 were issued by the Mississippi Business Finance Corporation (“MBFC”) and backed by a letter of credit from JPMorgan Chase Bank, N.A. The proceeds of the Bonds were loaned to the Company pursuant to a loan agreement between the Company and the MBFC. Interest on the Bonds will be payable at a variable rate established on a weekly basis.

About Trex Company

Trex Company is the nation’s largest manufacturer of non-wood decking, which is marketed under the brand name Trex®. Trex decking and railing are manufactured in a proprietary process that combines waste wood fibers and reclaimed polyethylene. For more information, visit www.trex.com. Trex® is a trademark of Trex Company, Inc., Winchester, Va.

The statements in this press release regarding the Company’s expected sales performance and operating results, its projections of net sales, net income, earnings per share and costs, its anticipated financial condition and its business strategy constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company’s products, the sensitivity of the Company’s business to general economic conditions, the Company’s ability to continue to obtain raw materials at acceptable prices, the Company’s ability to increase production levels to meet increasing demand for its products, and the highly competitive markets in which the Company operates. The Company’s report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2004 discusses some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.